Exhibit 99.1

Stacey Dwyer, EVP
301 Commerce Street, Ste. 500, Fort Worth, Texas 76102
817-390-8200
November 20, 2007

D.R. HORTON, INC., AMERICA’S BUILDER, REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, Tuesday (November 20, 2007), reported a net loss for its fourth fiscal quarter ended September 30, 2007 of $50.1 million, or $0.16 per diluted share. The quarterly results included pre-tax charges to cost of sales of $278.3 million of inventory impairments and $40.3 million of write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue. Additionally, the results included a pre-tax goodwill impairment charge of $48.5 million. Net income for the same quarter of fiscal 2006 was $277.7 million, or $0.88 per diluted share. Homebuilding revenue for the fourth quarter of fiscal 2007 totaled $3.1 billion, compared to $4.8 billion in the same quarter of fiscal 2006. Homes closed in the current quarter totaled 11,733 homes, compared to 17,261 homes in the year ago quarter.

For the fiscal year ended September 30, 2007, the Company reported a net loss totaling $712.5 million, or $2.27 per diluted share. The fiscal 2007 results included pre-tax charges to cost of sales of $1,222.2 million of inventory impairments and $107.3 million of write-offs of deposits and pre-acquisition costs related to land option contracts that the Company does not intend to pursue. Additionally, the results included a pre-tax goodwill impairment charge of $474.1 million. Net income for fiscal 2006 was $1.2 billion, or $3.90 per diluted share. Homebuilding revenue for fiscal 2007 totaled $11.1 billion, compared to $14.8 billion for fiscal 2006. Homes closed in fiscal 2007 totaled 41,370 homes, compared to 53,099 homes in fiscal 2006.

The Company’s sales backlog of homes under contract at September 30, 2007 was 10,442 homes ($2.7 billion), compared to 18,125 homes ($5.2 billion) at September 30, 2006. As previously reported, net sales orders for the fourth quarter ended September 30, 2007 totaled 6,374 homes ($1.3 billion), compared to 10,430 homes ($2.5 billion) for the same quarter of fiscal 2006. Net sales orders for fiscal 2007 totaled 33,687 homes ($8.2 billion), compared to 51,980 homes ($13.9 billion) for fiscal 2006.

Donald R. Horton, Chairman of the Board, said, “Market conditions continued to decline in our September quarter as inventory levels of both new and existing homes remained high while pricing remained very competitive. We also experienced reduced mortgage availability due to tighter lending standards, and buyers continued to approach the home buying decision cautiously. We expect the housing environment to remain challenging.

"Despite these challenging conditions, we exceeded our goal of generating $1 billion of cash flow from operations for the fiscal year, and all of our regions generated profits before impairments and land option cost write-offs for both the quarter and the fiscal year. We reduced our homes in inventory by more than 7,000 homes during the quarter to fewer than 20,000 homes at September 30, 2007. Cash flow from operations totaled over $800 million for the quarter and more than $1.3 billion for fiscal 2007. We used the fourth quarter cash flow from operations primarily to reduce the outstanding balance on our revolving credit facility from $750 million at June 30, 2007 to $150 million at September 30, 2007, and we ended the year with $228 million in homebuilding cash. Our debt reduction and cash position resulted in an improvement in our homebuilding net debt to total capitalization ratio to 40.2%.

“In fiscal 2008, we will continue to focus on reducing inventory, generating cash flow from operations, controlling costs and reducing outstanding debt as we work to adjust our land and lot inventory and our homes under construction to appropriate levels relative to housing demand. We will also continue to closely monitor any capital outlays for land and lot acquisition and development costs, and we expect to significantly reduce those capital expenditures in fiscal 2008 compared to fiscal 2007. As we focus on inventory reduction and capital preservation, our goal for fiscal 2008 is to again generate at least $1 billion in cash flow from operations."

The Company will host a conference call Tuesday, November 20th at 10:00 a.m. Eastern Standard Time. The dial-in number is 800-374-9096. The call will also be webcast from www.drhorton.com on the “Investor Relations” page.

The Company will no longer report its quarterly net new sales orders in advance of earnings. Beginning in the first quarter of fiscal 2008, net sales orders will be reported in conjunction with the Company’s quarterly earnings release. Additionally, during the fourth quarter, the Company aligned its external reporting regions with changes in its internal operating regions. The new Midwest region includes our operations in the following states: Colorado, Illinois, Minnesota and Wisconsin. Colorado was previously reported in our Southwest region and Illinois, Minnesota and Wisconsin were previously reported in our Northeast region. The changes in reporting regions have no effect on the Company’s consolidated financial position, results of operations or cash flows for the periods presented.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 41,000 homes in its fiscal year ended September 30, 2007. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 83 markets in 27 states in the Northeast, Midwest, Southeast, South Central, Southwest, California and West regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to over $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this release include our expectation for the housing market to remain challenging; our continued focus on reducing inventory, generating positive cash flow from operations, controlling costs and reducing outstanding debt; capital expenditures for land and lot acquisition and development costs being reduced significantly in fiscal 2008 compared to fiscal 2007; and our goal to again generate at least $1 billion in cash flow from operations. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate, construction, and other business conditions; changes in interest rates, the availability of mortgage financing or increases in the costs of owning a home; governmental regulations and environmental matters; the Company’s substantial debt; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to successfully effect its operational strategies; and warranty and product liability claims. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly report on Form 10-Q, which are filed with the Securities and Exchange Commission.

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2006	2007	2006	2007
	(In millions, except per share amounts)
Homebuilding:
Revenues:
Home sales	$4,702.7	$2,968.2	$14,545.4	$10,721.2
Land/lot sales	95.9	154.8	215.1	367.6

	4,798.6	3,123.0	14,760.5	11,088.8

Cost of sales:
Home sales	3,718.9	2,492.3	11,047.8	8,872.3
Land/lot sales	53.4	95.6	99.6	283.3
Inventory impairments and land option cost write-offs	199.2	318.6	270.9	1,329.5

	3,971.5	2,906.5	11,418.3	10,485.1

Gross profit:
Home sales	983.8	475.9	3,497.6	1,848.9
Land/lot sales	42.5	59.2	115.5	84.3
Inventory impairments and land option cost write-offs	(199.2)	(318.6)	(270.9)	(1,329.5)

	827.1	216.5	3,342.2	603.7

Selling, general and administrative expense	409.7	282.6	1,456.6	1,141.5
Goodwill impairment	—	48.5	—	474.1
Loss on early retirement of debt	2.8	—	17.9	12.1
Other expense (income)	2.5	1.7	(11.0)	(4.0)

Operating income (loss) from Homebuilding	412.1	(116.3)	1,878.7	(1,020.0)

Financial Services:
Revenues	84.1	49.4	290.8	207.7
General and administrative expense	54.5	34.4	202.2	153.8
Interest expense	12.5	3.1	37.1	23.6
Other (income)	(16.6)	(4.2)	(56.9)	(38.5)

Operating income from Financial Services	33.7	16.1	108.4	68.8

Income (loss) before income taxes	445.8	(100.2)	1,987.1	(951.2)
Provision for (benefit from) income taxes	168.1	(50.1)	753.8	(238.7)

Net income (loss)	$277.7	$(50.1)	$1,233.3	$(712.5)

Basic:
Net income (loss) per share	$0.89	$(0.16)	$3.94	$(2.27)

Weighted average number of common shares	313.1	314.8	312.8	314.1

Diluted:
Net income (loss) per share	$0.88	$(0.16)	$3.90	$(2.27)

Weighted average number of common shares	314.8	314.8	316.2	314.1

Other Consolidated Financial Data:
Interest amortized to home and land/lot cost of sales	$72.6	$48.7	$237.1	$220.3

Depreciation and amortization	$15.8	$16.1	$56.5	$64.4

Interest incurred	$101.9	$74.9	$362.5	$327.8

D.R. HORTON, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	As of September 30,
	2006	2007
	(In millions)
ASSETS
Homebuilding:
Cash and cash equivalents	$457.8	$228.3
Inventories:
Construction in progress and finished homes	4,322.8	3,346.8
Residential land and lots - developed and under development	6,737.0	5,334.7
Land held for development	182.9	540.1
Land inventory not owned	100.4	121.9

	11,343.1	9,343.5
Property and equipment, net	131.4	110.2
Deferred income taxes	374.0	863.8
Earnest money and other assets	442.4	291.2
Goodwill	578.9	95.3

	13,327.6	10,932.3

Financial Services:
Cash and cash equivalents	129.8	41.3
Restricted cash	248.3	—
Mortgage loans held for sale	1,022.9	523.5
Other assets	92.1	59.2

	1,493.1	624.0

	$14,820.7	$11,556.3

LIABILITIES
Homebuilding:
Accounts payable	$982.3	$566.2
Accrued expenses and other liabilities	1,143.0	933.3
Notes payable	4,886.9	3,989.0

	7,012.2	5,488.5

Financial Services:
Accounts payable and other liabilities	58.8	24.7
Notes payable	1,191.7	387.8

	1,250.5	412.5

	8,262.7	5,901.0

Minority interests	105.1	68.4

STOCKHOLDERS' EQUITY
Common stock	3.2	3.2
Additional capital	1,658.4	1,693.3
Retained earnings	4,887.0	3,986.1
Treasury stock, at cost	(95.7)	(95.7)

	6,452.9	5,586.9

	$14,820.7	$11,556.3

D.R. HORTON, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Fiscal Year Ended
	September 30,
	2006	2007
	(In millions)
Operating Activities
Net income (loss)	$1,233.3	$(712.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	56.5	64.4
Amortization of debt premiums, discounts and fees	5.2	6.6
Stock option compensation expense	11.8	12.4
Income tax benefit from stock option exercises	(9.4)	(9.9)
Deferred income taxes	(108.9)	(489.0)
Loss on redemption of senior and senior subordinated notes	13.4	12.1
Inventory impairments and land option cost write-offs	270.9	1,329.5
Goodwill impairment	—	474.1
Changes in operating assets and liabilities:
(Increase) decrease in construction in progress and finished homes	(1,261.7)	657.8
(Increase) decrease in residential land and lots — developed, under development, and held for development	(1,847.3)	79.8
Decrease in earnest money deposits and other assets	71.8	123.3
Decrease in mortgage loans held for sale	335.8	499.4
Increase (decrease) in accounts payable, accrued expenses and other liabilities	37.8	(692.5)

Net Cash (Used In) Provided By Operating Activities	(1,190.8)	1,355.5

Investing Activities
Purchases of property and equipment	(83.3)	(39.8)

Net Cash Used In Investing Activities	(83.3)	(39.8)

Financing Activities
Proceeds from notes payable	5,824.2	2,980.0
Repayment of notes payable	(4,711.4)	(4,696.2)
(Increase) decrease in restricted cash	(248.3)	248.3
Purchase of treasury stock	(36.8)	—
Proceeds from stock associated with certain employee benefit plans	12.4	12.7
Income tax benefit from stock option exercises	9.4	9.9
Cash dividends paid	(137.6)	(188.4)

Net Cash Provided By (Used In) Financing Activities	711.9	(1,633.7)

(Decrease) in Cash and Cash Equivalents	(562.2)	(318.0)
Cash and cash equivalents at beginning of year	1,149.8	587.6

Cash and cash equivalents at end of year	$587.6	$269.6

D.R. HORTON, INC.

($ 's in millions)

NET SALES ORDERS

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2006		2007		2006		2007
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
Northeast	1,072	$251.9	558	$123.2	4,999	$1,233.5	3,085	$792.3
Midwest	994	286.4	481	141.1	5,007	1,471.3	3,065	887.0
Southeast	1,237	264.7	905	169.4	7,082	1,753.8	5,206	1,130.4
South Central	3,504	615.6	2,542	441.4	14,682	2,536.4	9,740	1,723.5
Southwest	1,865	364.1	1,124	199.6	9,065	2,210.8	6,244	1,210.4
California	1,013	484.5	423	126.3	7,050	3,238.6	3,670	1,539.6
West	745	265.0	341	108.5	4,095	1,450.8	2,677	947.4

	10,430	$2,532.2	6,374	$1,309.5	51,980	$13,895.2	33,687	$8,230.6

HOMES CLOSED

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2006		2007		2006		2007
	Homes	Value	Homes	Value	Homes	Value	Homes	Value
Northeast	1,931	$501.1	1,170	$301.7	5,304	$1,392.9	4,119	$1,072.9
Midwest	1,566	459.0	983	292.1	6,050	1,761.7	3,502	1,037.1
Southeast	2,432	612.9	1,659	378.3	8,053	2,029.4	6,156	1,454.6
South Central	4,252	731.2	3,324	586.5	13,444	2,282.9	11,260	2,005.2
Southwest	3,049	707.1	2,486	572.3	8,023	1,945.6	8,437	1,921.4
California	2,615	1,206.7	1,283	553.0	7,884	3,600.8	4,817	2,150.4
West	1,416	484.7	828	284.3	4,341	1,532.1	3,079	1,079.6

	17,261	$4,702.7	11,733	$2,968.2	53,099	$14,545.4	41,370	$10,721.2

SALES ORDER BACKLOG

	As of September 30,
	2006		2007
	Homes	Value	Homes	Value
Northeast	2,228	$587.3	1,194	$306.6
Midwest	1,037	342.2	600	192.1
Southeast	2,148	633.8	1,198	309.6
South Central	4,213	777.8	2,693	496.2
Southwest	5,391	1,417.5	3,198	706.5
California	2,088	1,041.7	941	430.9
West	1,020	384.8	618	252.5

	18,125	$5,185.1	10,442	$2,694.4